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                                                                    EXHIBIT 99.2

[INTERVOICE-BRITE, INC. LOGO]

                                                                    NEWS RELEASE
FOR IMMEDIATE RELEASE


CONTACTS
InterVoice-Brite
Rob-Roy J. Graham
(972) 454-8712


33-99

          INTERVOICE OFFICIALLY CHANGES NAME TO INTERVOICE-BRITE, INC.
                  Shareholders' vote confirms new company name
                        Ticker symbol remains unchanged


DALLAS, AUG. 18, 1999 -- InterVoice Inc. today announces that it has changed its name to InterVoice-Brite, Inc. (NASDAQ: INTV). This amendment to the articles of incorporation was officially approved at its shareholder meeting on August 17, 1999. The company's ticker symbol (INTV) has not changed. The name change to InterVoice-Brite is a result of the recent merger between InterVoice, Inc. and Brite Voice Systems, Inc. "Changing our name to InterVoice-Brite clearly illustrates to the marketplace that two call automation leaders have joined together to build upon their combined strengths," said Chairman and CEO, Daniel D. Hammond. "InterVoice-Brite is an organization dedicated to innovative technology and a superior level of quality. We have all the necessary elements to continue as the clear industry leader -- offering the most advanced call automation solutions available."

ABOUT INTERVOICE-BRITE

InterVoice-Brite, Inc. is the technology leader in call automation solutions for the worldwide enterprise and telecommunications markets. Our automated customer service systems offer productivity improvement and cost reduction for diverse industry applications. InterVoice-Brite also provides enhanced network service solutions that enable telecommunications service providers to offer innovative, flexible services to the end-user that increase revenue and promote subscriber loyalty. InterVoice-Brite has shipped more than 16,000 systems and is active in over 65 countries worldwide. An ISO 9001 certified company, InterVoice-Brite is headquartered in Dallas, Texas USA. For more information about InterVoice-Brite and its solutions, visit http://www.intervoice-brite.com.



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